EXHIBIT 10.12
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made by and between Cheryl E. Miller, an individual (“Miller”), and Professional Veterinary Products, Ltd., a Nebraska corporation (“PVPL”).
     WHEREAS, Miller has been employed by PVPL, and Miller’s employment terminated on August 31, 2006; and
     WHEREAS, PVPL has agreed to provide Miller with severance pay to which she would not otherwise be entitled; and in return, Miller has agreed to release PVPL and others from any and all claims under the terms and conditions set forth below;
     NOW THEREFORE, the parties agree as follows:
     1.      Severance Benefits. In consideration for the releases and agreements by Miller herein, and in addition to her usual pay and benefits through her last day of employment at PVPL, PVPL shall pay to Miller or on behalf of Miller following the Effective Date of this Agreement:
     a.      Severance pay in the form of continued salary at Miller’s base rate of pay on her last day of work, for a period of twelve (12) months, less FICA, federal and state income tax and payroll tax withholding as required by law, and all other deductions required by law or authorized in writing by Miller; and
     b.      Payment for eighteen (18) months (through February 2008) of 100% of Miller’s current medical/vision insurance premiums which PVPL paid during Miller’s employment, if Miller elects continued insurance coverage under PVPL’s employee health insurance plan pursuant to COBRA and remains on COBRA coverage through such period; and
     c.      Company profitability incentive paid for the fourth quarter of fiscal year 2006; and
     d.      The services of a mutually-agreed upon executive career counseling and outplacement service for a period of six (6) months.
     2.      Release. In consideration for the severance benefits provided by PVPL to Miller as set forth above, Miller waives, releases, and discharges any and all claims, demands, suits, causes of action, damages or liabilities in law or in equity which she has or may have as of the Effective Date of this Agreement PVPL, whether asserted or unasserted, known or unknown, including but not limited to any and all matters arising out of or in connection with Miller’s employment and termination from employment by PVPL, whether such matters arise under federal, state, local, or common law, and including without limitation any claims or causes of action under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Nebraska Fair Employment Practice Act, the Nebraska Act Prohibiting Unjust Discrimination in Employment Because of Age, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, ERISA, and all other federal, state, local, and common laws, whether or not specifically listed herein, and including without limitation all claims or causes of action alleging discrimination based on age, gender, race, religion, disability, national origin or any other category protected by law, retaliation, wrongful discharge, breach of contract, breach of an alleged covenant of good faith and fair dealing, fraud, misrepresentation, breach of fiduciary duty, breach of trust, negligent or intentional infliction of emotional distress, defamation, invasion of privacy, violation of public policy, and nonpayment of wages or benefits in any form. It is Miller’s intent hereby to fully and forever eliminate all employment-related claims against PVPL, and this Agreement shall be broadly construed to that end. Miller acknowledges and agrees that the releases contained in this paragraph and the cooperation/non-disparagement provisions of the following paragraph shall run in favor of all parties who are related to or affiliated with PVPL, including but not limited to affiliated organizations, if any, and all of its and their past and present members, shareholders, officers, directors, trustees, employees, independent contractors, agents, attorneys, and their heirs, successors and/or assigns, whether acting in their individual capacity or otherwise, as well as their insurers and their affiliates. This shall not include a waiver of any claims of breach of this Agreement, or a waiver of any claims to benefits in which Miller is vested as of her last day of employment under the terms of any PVPL benefit plans.
     3.      Cooperation and Non-Disparagement. As additional consideration for the severance pay provided by PVPL, Miller covenants and agrees that following the Effective Date of this Agreement, Miller shall (i) fully cooperate with PVPL, upon request, in connection with the defense or resolution of any legal actions, claims, government proceedings, or other legal or regulatory proceedings involving matters of which Miller has knowledge as a result of her prior employment by PVPL, and (ii) not make any public statements about PVPL, orally or in writing, which are intended to be or which could reasonably be construed to be disparaging or detrimental to PVPL’s business reputation or legitimate business interests.
     4.      Confidentiality. The parties agree that they shall not discuss or make public the existence or terms of this Agreement, or the existence or amount of the payment to Miller as provided in this Agreement, at any time or to any person, or provide or allow to be provided to any person a copy of this Agreement, with the sole exceptions of reasonably necessary communications (1) between Miller and her immediate family, attorney, accountant or tax preparer, (2) among officers, employees or agents of PVPL and affiliated companies with a legitimate need therefore, or (3) as otherwise required by law.
     5.      Informed Agreement and Release. Miller represents and acknowledges that she has read, understands, and agrees with all of the terms and conditions of this Agreement; that she has had a reasonable time to consider and reflect upon the contents hereof; and that she is advised that she may consult with legal counsel before signing this Agreement and represents and acknowledges that she has had the opportunity to do so if she so desired. Miller also represents and acknowledges that she shall be fully bound by all of the terms of this Agreement; that she may take up to twenty-one (21) days to consider this Agreement before deciding whether to sign; that the “Effective Date” of this Agreement shall not be until the eighth (8th) day after its execution; and that before such Effective Date, either Miller or PVPL may revoke this Agreement by actually delivering written notice of revocation to the other party. Any notices to PVPL must be delivered to its Chief Executive Officer.
     6.      Miscellaneous. Miller acknowledges that this Agreement shall be binding upon Miller and her spouse, children, wards, successors, heirs, representatives, assigns, and attorneys-in-fact. This Agreement shall be construed under applicable federal laws and the laws of the State of Nebraska. This Agreement shall not be altered or amended except in writing. The foregoing constitutes the entire agreement of the parties as to the subject matter hereof.
CHERYL E. MILLER

Signed:	/s/ Cheryl E. Miller	Date:	9/26/06

PROFESSIONAL VETERINARY
PRODUCTS, LTD.

By:	/s/ Dr. Lionel L. Reilly	Date:	September 20, 2006

Title: ___ President/CEO ______________________